FOR IMMEDIATE RELEASE
CONTACT:                  Paul D. Geraghty, President and CEO
PHONE:                       215-513-2391

HARLEYSVILLE GIVES INVESTORS COST-EFFECTIVE WAY TO BUY
ADDITIONAL HNBC SHARES THROUGH
AMENDED DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

HARLEYSVILLE, PA (April 6, 2009) - Harleysville National Corporation (NASDAQ:HNBC) today announced amendments enhancing its Dividend Reinvestment and Stock Purchase Plan (DRIP) designed to provide additional benefits for existing shareholders.

Harleysville’s DRIP provides a simple and convenient way for shareholders to buy HNBC shares without paying trading fees or service charges.  Shareholders can reinvest all or part of their dividends in additional shares of common stock or make additional cash investments for as little as $100 and up to $100,000 per calendar quarter.

Beginning today, existing Harleysville shareholders will also receive a ten percent discount to the market price of HNBC shares on the date such shares are purchased.  This ten percent discount to market will be available for all investments made in HNBC shares through the company’s DRIP.  This action is part of the Company’s ongoing capital enhancement program.

Paul D. Geraghty, President and CEO, said, “The Harleysville DRIP has long provided a benefit to shareholders in terms of cost, convenience, administration and safekeeping of their investment in HNBC shares.  Today, we also deliver a financial benefit that we believe will make our DRIP extremely attractive for both individual and institutional investors.  The 10% discount enables investors to buy into a solid community bank while maximizing the value of their investment.”

This announcement does not constitute an offer to sell nor a solicitation of an offer to buy any of the securities.  The offering is made only by the prospectus.

The Harleysville DRIP is available to existing shareholders only.  For more information on the DRIP, contact American Stock Transfer & Trust Company at (877) 534-8323 or visit http://www.hncbank.com/reinvest.aspx.

Harleysville National Corporation, with assets of $5.5 billion, is the holding company for Harleysville National Bank (HNB) and its division, East Penn Bank.  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $2.6 billion.  Harleysville National Corporation stock is traded on the NASDAQ Global Select Market® under the symbol “HNBC.” For more information, visit the Harleysville National Corporation website at www.hncbank.com.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.